Exhibit (11)

April 20, 2015

Meridian Fund, Inc.

100 Fillmore Street

Suite 325

Denver, CO 80206

Re:	Meridian Fund, Inc.

Registration Statement on Form N-14

as filed with the Commission on March 20, 2015 (the “Registration Statement”)

Gentlemen:

We have acted as counsel for the Meridian Fund, Inc., a Maryland corporation (the “Corporation”), in connection with the registration and issuance by the Corporation of shares of common stock, $0.01 par value (the “Shares”), of the Meridian Equity Income Fund (the “Fund”), to be issued pursuant to the Agreement and Plan of Reorganization (the “Plan”), by and among the Corporation, on behalf of the Fund, and Professionally Managed Portfolios, a Massachusetts business trust, on behalf of the Jordan Opportunity Fund. The offering of the Shares is covered by the above-referenced Registration Statement, and all amendments thereto, filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), on or about the date hereof.

We have reviewed the Corporation’s Articles of Incorporation, as amended, its Bylaws, as amended, resolutions adopted by its Board of Directors and shareholders, and such other legal and factual matters as we have considered necessary. We have also reviewed the form of the Plan and those resolutions adopted by the Board of Directors relating to the authorization of the issuance of the Shares and the approval of the Plan.

This opinion is based exclusively on the laws of the State of Maryland, and the federal law of the United States of America.

We have also assumed the following for this opinion:

1. The Shares will be issued in accordance with the Corporation’s Articles of Incorporation, as amended, and Bylaws, as amended, and resolutions of the Corporation’s Board of Directors and shareholders relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against consideration therefor as described in the Corporation’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

1550 17th Street, Suite 500    •    Denver, CO 80202    •    303-892-9400    •    fax 303-893-1379    •     DGSLAW.COM

Meridian Fund, Inc.

March 20, 2015

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement and the Plan, including receipt by the Corporation of full payment for the Shares and compliance with the 1933 Act, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid, and non-assessable Shares of the Corporation.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP